Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-258261, 333-263262, 333-270081, 333-277353 and 333-285195) pertaining to the Kaltura, Inc. 2007 Israeli Share Option Plan, Kaltura, Inc. 2007 Stock Option Plan, Kaltura, Inc. 2017 Equity Incentive Plan and Kaltura, Inc. 2021 Incentive Award Plan of Kaltura, Inc, of our report dated March 16, 2026, with respect to the consolidated financial statements of Kaltura, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

March 16, 2026	/s/ Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	A Member of EY Global

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